Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports First Quarter Results

SAN JOSE, April 15, 2005 – Knight Ridder earned $0.79 per diluted share for the first quarter, up 12.9% from $0.70 per diluted share in the first quarter of 2004. Net income of $60.5 million was up 8.2%.

Included in these results is a reduction in tax expense of $7.3 million due to the anticipated benefit of tax capital loss carry-forwards. As previously announced, Knight Ridder is selling land in Miami. The company now believes this sale will generate a capital gain sufficient to utilize its capital loss carry-forwards prior to their expiration.

The following numbers are all in comparison to the first quarter of 2004: Total operating revenue of $724.7 million was up 1.7%. Total advertising revenue of $566.1 million was up 3.3%. Operating profit of $110.9 million was down 0.2%.

Commenting on the results, Tony Ridder, chairman and CEO, said, “This is the best first quarter for ad revenue we have seen since 2000. January and February were both strong, and seven of our nine largest markets had ad revenue increases between 1.6% and 8.0%. Retail and classified advertising both had a good quarter; help wanted advertising had an outstanding quarter.

“That said, we were not helped by the Easter shift, which reduced classified spending in the second half of March; likewise, national spending in March was disappointing. Philadelphia, our largest market, continues to lag. Auto classified remains weak.

“Growth in noncore print continues to be robust, paced by our targeted publications, which are showing revenue increases in the mid 30% range. The acquisition of the Palo Alto Daily News group of free dailies, announced in February, underscores our commitment to expansion in this fast-growing sector.

“Knight Ridder Digital continued to perform at a very high level, with revenue up $12.7 million, or 52.8%. CareerBuilder network revenue of $107.1 million was up 88% over the same quarter last year. CareerBuilder unique visitors were up 34% for the quarter. Our investment, along with Gannett and Tribune, in Topix.net, a content aggregation service specializing in breaking news at a micro-geographic level, reflects our ongoing commitment to meeting emerging consumer preferences on the Web.

“Cost discipline remains very tight. Total costs for the quarter were up 2.1%, with labor and employee benefits up a modest 1.6%, and newsprint, ink and supplements up 2.7%. The average price per ton of newsprint was up 8.1%, while consumption was down 4.1%.

“Two additional items combined to hold down earnings per share: Interest expense was up 33.2% as a result of higher debt level, higher rates and the issuance, last November, of $200 million of 10-year debt. Equity earnings were 13.2% lower than the same quarter last year, largely as a result of spending for CareerBuilder’s high-profile Super Bowl ads and for CrossMedia Services, which we acquired (along with Gannett and Tribune) in May 2004.”

Comment on Operations

Steve Rossi, Knight Ridder senior vice president and chief financial officer, said, “For the quarter, retail advertising was up 3.1%, national was up 1.9% and classified was up 4.3%. Employment advertising was up 16.5%, real estate was up 3.8% and auto was down 6.1%.

“As anticipated, March comparisons were hurt by the Easter shift. Total ad revenue was up 4.2% in January, 5.2% in February and 0.7% in March. National advertising, which had been up 6.1% for January/ February combined, was down 6.7% in March. Classified, which had been up 3.2% and 8.3%, respectively, in January and February, was up only 1.6% in March.

“Quarterly ad revenue increases in the large markets were mostly up in the low-to-mid single-digit range: Miami 4.5%, St. Paul 4.0%, Contra Costa 3.6%, San Jose 3.1%, Fort Worth 2.8% and Charlotte 1.6%. Akron, an exception, was up 8.0%. Philadelphia and Kansas City were soft.

“Throughout the quarter, retail was the most consistent performer: up 4.3% in January, 2.1% in February and 2.7% in March. But it was pulled along by especially strong showings in four large markets – San Jose, up 11.6%, Contra Costa, up 7.0%, St. Paul, up 4.4%, and Ft. Worth, up 3.7% – and by an overall 6.8% increase in the 18 mid sized and smaller markets. Charlotte, Miami and Philadelphia retail were all soft; Kansas City was flat.

“By category, department stores were up slightly; general merchandise, home electronics, home improvement and sporting goods were also positive. A major drain was Eckerd’s closures in various markets, bringing drug stores down 28%, or $2.3 million.

“National was down double digits in five of nine large markets in March, with only a slight increase in San Jose and a large increase in Akron. Although telecom, automotive and pharmaceuticals were up for the quarter, travel, financial and entertainment were down.

“The March performance drop in classified relative to the previous two months included these factors: Real estate, the most pronounced change in growth rate, was down 0.7% in March after being up 4.8% in January and 7.3% in February. Employment was up 12.6% in March after a 24.4% increase in February. Auto was soft throughout.

“Other revenue was down 3.3%, a function of poor performance in Detroit (total ad revenue down 4.6% for the quarter), offset by some strength in commercial printing.

“Circulation revenue was down 3.6% for the quarter, a consequence of increased discounting and decreased volume. Copies were down 2.6% daily and 2.4% Sunday.

“Other operating expense grew 4.5%, driven in part by marketing and promotion costs, by increased solicitor commissions and by online cost of goods sold. Depreciation and amortization was down 9.8%, a function of lower capital spending in recent years.

“During the quarter, we repurchased 1.4 million shares of Knight Ridder stock, leaving remaining authorization of 3.5 million at quarter’s end. Shares outstanding at the end of the quarter were 75.2 million. Average diluted shares were down 5.1%

“Total debt at quarter’s end was $1.625 billion, up approximately $127 million from year end 2004. The effective tax rate for the quarter was 27.5%.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to –

the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 9.0 million daily and 12.7 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 105 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif. (FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended
	March 27, 2005	March 28, 2004
OPERATING REVENUE
Advertising
Retail	$249,173	$241,766
National	95,940	94,122
Classified	221,023	211,989

Total	566,136	547,877
Circulation	134,248	139,209
Other	24,344	25,185

Total Operating Revenue	724,728	712,271

OPERATING COSTS
Labor and employee benefits	310,780	305,960
Newsprint, ink and supplements	97,472	94,888
Other operating costs	181,809	173,988
Depreciation and amortization	23,797	26,376

Total Operating Costs	613,858	601,212

OPERATING INCOME	110,870	111,059

OTHER EXPENSE
Interest expense, net of interest income	(18,845)	(14,143)
Interest expense capitalized	1,679	974

Interest expense, net	(17,166)	(13,169)
Equity in losses, net of earnings of unconsolidated companies and joint ventures	(9,132)	(8,067)
Minority interest in earnings of consolidated subsidiaries	(1,710)	(1,912)
Other, net	632	(239)

Total Other Expense	(27,376)	(23,387)

Income before income taxes	83,494	87,672
Income taxes	22,994	31,735

Net Income	$60,500	$55,937

NET INCOME PER SHARE

Basic	$0.80	$0.71

Diluted	$0.79	$0.70

DIVIDENDS DECLARED PER COMMON SHARE	$0.345	$0.320

AVERAGE SHARES OUTSTANDING
Basic	75,562	79,005

Diluted	76,279	80,338

See “Notes to Consolidated Financial Statements.”